 Exhibit 99.1

News Release
Sunoco Logistics Partners L.P.
3807 West Chester Pike
Newtown Square, PA 19073

For further information contact:	For release: Immediately
Jeffrey Shields (media) 215-977-6056
Peter Gvazdauskas (investors) 215-977-6322
SUNOCO LOGISTICS ANNOUNCES RECORD YEAR TO DATE EARNINGS AND CONTINUED FIVE PERCENT QUARTER ON QUARTER DISTRIBUTION GROWTH

NEWTOWN SQUARE, Pa. November 4, 2015 – Sunoco Logistics Partners L.P. (NYSE: SXL) (the "Partnership") today announced results for the third quarter 2015. Adjusted EBITDA for the three months ended September 30, 2015 was $289 million, a $43 million increase compared to the third quarter 2014. Net income attributable to partners for the third quarter 2015 was $56 million ($0.07 loss per limited partner unit diluted), which included a $103 million inventory adjustment resulting from the decrease in commodity prices. This non-cash expense was excluded from the Partnership's determination of Adjusted EBITDA and Distributable Cash Flow. Net income attributable to partners was $155 million ($0.50 per limited partner unit diluted) for the third quarter 2014. Recent highlights include:

•	Distributable Cash Flow of $210 million for the third quarter 2015

•	Twenty percent distribution increase to $1.83 (annualized) compared to the third quarter 2014

•	Distribution coverage ratio of 1.2x for the nine months ended September 30, 2015

•	Ended the quarter with a Debt-to-Adjusted EBITDA ratio of 3.4x calculated in accordance with our credit agreement

•	Commencement of an open season on the Mariner East 2 Expansion project
"We are pleased to announce record year-to-date results," said Michael J. Hennigan, President and Chief Executive Officer. "Our strategy of growing blue-bar (ratable) cash flow continues to drive our excellent results. Our fee-based earnings have increased approximately 40 percent year over year. This growth has been led by our Permian Basin and Marcellus Shale projects. In particular, we are pleased with the start up of our Permian Express 2 crude oil project which is increasing earnings in our crude pipelines segment. Our Allegheny Access, Mariner East and Mariner South projects also have increased the profitability of our products pipelines segment. Additionally, Marcus Hook and Nederland, our premier marine terminals, continue to provide fee-based NGL storage and terminalling services in conjunction with our Mariner East and Mariner South pipelines."
On the diversity of Sunoco Logistics' growth, Hennigan said, "A key to our growth has been diversification. We are pleased to have commenced operation on several new projects this year. These projects provide crude, NGL and refined product takeaway service supported by long-term take-or-pay commitments."
On Sunoco Logistics' distribution coverage and Debt-to-EBITDA, Hennigan said, "Our year-to-date distribution coverage is 1.2x and our Debt-to-EBITDA is 3.4x at September 30, 2015 on our revolver covenant basis. Despite challenging market conditions, Sunoco Logistics has maintained a healthy distribution coverage and a balance sheet where our future plans to grow our Partnership remain intact."
On the current challenging macro environment, Hennigan said, "Certainly market conditions have changed drastically over the last 12 months. While this has had a significant impact on our red-bar (market-related) opportunity, our targeted emphasis in two of the most prolific shale areas over the long term, and our focus on the crude and NGL areas, continues to anchor our growth plans. Our disciplined approach of managing our distribution based on blue-bar earnings only should provide confidence for our investors, and provide recognition that our strategy has not changed. We are confident that we will continue to execute our long-term plan. By developing additional scale and diversity in our assets, coupled with operational efficiency, we expect to generate earnings on a long-term basis that will prove to be invaluable for our unitholders."

DETAILS OF THIRD QUARTER SEGMENT ADJUSTED EBITDA

	Three Months Ended September 30,
	2015	2014	Variance
	(in millions)
Crude Oil Pipelines	$133	$95	$38
Crude Oil Acquisition and Marketing	(1)	66	(67)
Terminal Facilities	96	61	35
Products Pipelines	61	24	37
Adjusted earnings before interest, taxes, depreciation and amortization expense ("Adjusted EBITDA") (1)	$289	$246	$43

(1)
For a detailed definition of the components included within Adjusted EBITDA, see the Non-GAAP Financial Measures table for a reconciliation to the applicable generally accepted accounting principles ("GAAP") metric.

Crude Oil Pipelines
Adjusted EBITDA for the Crude Oil Pipelines segment increased $38 million to $133 million compared to the prior year period. The increase was primarily attributable to increased volumes and higher average pipeline revenue per barrel largely related to the Permian Express 2 pipeline that commenced operations in July 2015. Expansion projects placed into service in 2014 also contributed to the increase.
Crude Oil Acquisition and Marketing
Adjusted EBITDA for the Crude Oil Acquisition and Marketing segment decreased $67 million compared to the prior year period. The decrease was primarily attributable to lower gross profit per barrel purchased, which was negatively impacted by narrowing crude oil differentials compared to the prior year period, and approximately $7 million of prior period expenses. Reduced crude oil volumes also contributed to the decrease.
Terminal Facilities
Adjusted EBITDA for the Terminal Facilities segment increased $35 million to $96 million. The increase was primarily attributable to higher operating results from our bulk marine terminals, which benefited from NGL contributions at our Nederland terminal and Marcus Hook Industrial Complex and the timing of revenue recognition on committed crude oil throughput volumes under deficiency agreements. Improved contributions from our products acquisition and marketing activities and refined products terminals also contributed to the increase.
Products Pipelines
Adjusted EBITDA for the Products Pipelines segment increased $37 million to $61 million compared to the prior year period. The increase was due primarily to higher average pipeline revenue per barrel and increased throughput volumes primarily related to the Mariner NGL and Allegheny Access pipeline projects. Higher contributions from joint venture interests also contributed to the increase. These positive impacts were partially offset by higher operating expenses largely attributable to growth projects.
FINANCING UPDATE
Net interest expense was $37 million for the three months ended September 30, 2015, compared to $14 million for the prior year period. The $23 million increase was due primarily to the $1.0 billion issuance of senior notes in November 2014, higher borrowings under our $2.5 billion Credit Facility and lower capitalized interest in connection with the timing of assets placed into service during 2014 and 2015.
In the third quarter 2015, we issued 7.6 million units under our at the market ("ATM") equity offering program for $261 million of net proceeds. Through September 30, 2015, we supported our expansion capital program by raising $1.3 billion year to date on the issuance of 32.7 million units through our ATM program and an overnight equity offering.

CAPITAL EXPENDITURES

	Nine Months Ended September 30,
	2015	2014
	(in millions)
Expansion	$1,467	$1,873
Maintenance	49	47
Acquisitions	131	80
Investment in joint venture interests	—	42
Total	$1,647	$2,042
Our expansion capital spending for the nine months ended September 30, 2015 included spending to: invest in the Mariner and Allegheny Access pipeline projects; invest in our crude oil infrastructure by increasing our pipeline capabilities through announced expansion capital projects; expand the service capabilities of our products and natural gas liquids acquisition and marketing business; and upgrade the service capabilities at our bulk marine terminals. Acquisitions for the nine months ended September 30, 2015 consisted of the acquisition of the remaining ownership interests in a consolidated crude oil pipeline subsidiary. We expect total expansion capital spending, excluding acquisitions, to be approximately $2.5 billion in 2015. Maintenance capital spending is expected to be approximately $70 million in 2015. Our expenditures are expected to be funded from cash provided by operations, borrowings under our credit facilities, and with proceeds from debt and equity offerings, as necessary.
INVESTOR CALL
We will host a conference call regarding third quarter results on Thursday, November 5, 2015 at 8:00 am ET (7:00 am CT). Those wishing to listen can access the call by dialing (USA toll free) 1-800-369-2171; International (USA toll) 1-517-308-9315 and request "Sunoco Logistics Partners Earnings Call, Conference Code: Sunoco Logistics." This event may also be accessed by a webcast, which will be available at www.sunocologistics.com. A number of presentation slides will accompany the audio portion of the call and will be available to be viewed and printed shortly before the call begins. Audio replays of the conference call will be available for two weeks after the conference call beginning approximately one hour following the completion of the call. To access the replay, dial 1-866-467-2412. International callers should dial 1-203-369-1448.
ABOUT SUNOCO LOGISTICS
Sunoco Logistics Partners L.P. (NYSE: SXL), headquartered in Newtown Square, Pennsylvania, is a master limited partnership that owns and operates a logistics business consisting of a geographically diverse portfolio of complementary crude oil, refined products, and natural gas liquids pipelines, terminalling and acquisition and marketing assets which are used to facilitate the purchase and sale of crude oil, refined products, and natural gas liquids. SXL’s general partner is a consolidated subsidiary of Energy Transfer Partners, L.P. (NYSE: ETP). For more information, visit the Sunoco Logistics Partners L.P. web site at www.sunocologistics.com.
This release is intended to be a qualified notice under Treasury Regulation Section 1.1446-4(b). Brokers and nominees should treat one hundred percent (100%) of distributions by Sunoco Logistics Partners L.P. to non-U.S. investors as being attributable to income that is effectively connected with a United States trade or business. Accordingly, distributions by Sunoco Logistics Partners L.P. to non-U.S. investors are subject to federal income tax withholding at the highest applicable effective tax rate.
Portions of this document constitute forward-looking statements as defined by federal law. Although Sunoco Logistics Partners L.P. believes that the assumptions underlying these statements are reasonable, investors are cautioned that such forward-looking statements are inherently uncertain and necessarily involve risks that may affect the Partnership’s business prospects and performance causing actual results to differ from those discussed in the foregoing release. Such risks and uncertainties include, by way of example and not of limitation: whether or not the transactions described in the foregoing news release will be cash flow accretive; increased competition; changes in demand for crude oil, refined products and natural gas liquids that we store and distribute; changes in operating conditions and costs; changes in the level of environmental remediation spending; potential equipment malfunction; potential labor issues; the legislative or regulatory environment; plant construction/repair delays; nonperformance by major customers or suppliers; and political and economic conditions, including the impact of potential terrorist acts and international hostilities. These and other applicable risks and uncertainties have been described more fully in the Partnership’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 26, 2015, and in the Partnership’s subsequent Form 10-Q and 8-K filings. The Partnership undertakes no obligation to update any forward-looking statements in this release, whether as a result of new information or future events.

Sunoco Logistics Partners L.P.
Financial Highlights
(unaudited)

	Three Months Ended September 30,
	2015	2014	Variance
	(in millions, except per unit amounts)
Income Statement:
Sales and other operating revenue	$2,407	$4,915	$(2,508)

Cost of products sold	2,024	4,581	(2,557)
Operating expenses (1)	58	55	3
Selling, general and administrative expenses (1)	26	30	(4)
Depreciation and amortization expense	102	77	25
Impairment charge and other matters	103	—	103
Total Costs and Expenses	2,313	4,743	(2,430)
Operating Income	94	172	(78)
Interest cost and debt expense, net	(49)	(38)	(11)
Capitalized interest	12	24	(12)
Other income	7	7	—
Income Before Provision for Income Taxes	64	165	(101)
Provision for income taxes	(7)	(8)	1
Net Income	57	157	(100)
Less: Net Income attributable to noncontrolling interests	(1)	(2)	1
Less: Net Income attributable to redeemable noncontrolling interests	—	—	—
Net Income Attributable to Partners	$56	$155	$(99)

Calculation of Limited Partners' interest:
Net Income attributable to Partners	$56	$155	$(99)
Less: General Partner's interest	(74)	(49)	(25)
Limited Partners' interest in Net Income	$(18)	$106	$(124)

Net Income attributable to Partners per Limited Partner unit:
Basic	$(0.07)	$0.50

Diluted	$(0.07)	$0.50

Weighted Average Limited Partners' units outstanding:
Basic	255.0	212.5

Diluted	255.0	213.8

(1)
During the fourth quarter 2014, we adjusted our presentation of certain operating expenses and selling, general and administrative expenses to conform to the presentation utilized by ETP. These changes did not impact our net income. Prior period amounts have been recast to conform to current presentation.

Sunoco Logistics Partners L.P.
Financial Highlights
(unaudited)

	Nine Months Ended September 30,
	2015	2014	Variance
	(in millions, except per unit amounts)
Income Statement:
Sales and other operating revenue	$8,181	$14,213	$(6,032)

Cost of products sold	7,154	13,308	(6,154)
Operating expenses (1)	162	124	38
Selling, general and administrative expenses (1)	76	82	(6)
Depreciation and amortization expense	278	220	58
Impairment charge and other matters	44	—	44
Total Costs and Expenses	7,714	13,734	(6,020)
Operating Income	467	479	(12)
Interest cost and debt expense, net	(151)	(101)	(50)
Capitalized interest	54	50	4
Other income	19	18	1
Income Before Provision for Income Taxes	389	446	(57)
Provision for income taxes	(18)	(21)	3
Net Income	371	425	(54)
Less: Net Income attributable to noncontrolling interests	(2)	(7)	5
Less: Net Income attributable to redeemable noncontrolling interests	(1)	—	(1)
Net Income Attributable to Partners	$368	$418	$(50)

Calculation of Limited Partners' interest:
Net Income attributable to Partners	$368	$418	$(50)
Less: General Partner's interest	(205)	(131)	(74)
Limited Partners' interest in Net Income	$163	$287	$(124)

Net Income attributable to Partners per Limited Partner unit:
Basic	$0.67	$1.37

Diluted	$0.66	$1.36

Weighted Average Limited Partners' units outstanding:
Basic	244.3	209.6

Diluted	245.2	210.8

(1)
During the fourth quarter 2014, we adjusted our presentation of certain operating expenses and selling, general and administrative expenses to conform to the presentation utilized by ETP. These changes did not impact our net income. Prior period amounts have been recast to conform to current presentation.

Sunoco Logistics Partners L.P.
Financial Highlights
(unaudited)

	September 30, 2015	December 31, 2014
	(in millions)
Balance Sheet Data:
Cash and cash equivalents	$45	$101

Revolving credit facilities (1)	$879	$185
Senior Notes	3,975	3,975
Unamortized fair value adjustments (2)	96	106
Unamortized bond discount	(6)	(6)
Total Debt	$4,944	$4,260

Sunoco Logistics Partners L.P. equity	$7,733	$6,678
Noncontrolling interests	35	60
Total Equity	$7,768	$6,738

(1)	Amount at September 30, 2015 includes $44 million of commercial paper.

(2)	Represents fair value adjustments on our senior notes resulting from the application of push-down accounting in connection with the acquisition of our general partner by ETP on October 5, 2012.

Sunoco Logistics Partners L.P.
Financial and Operating Statistics
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
	(in millions)		(in millions)
Sales and other operating revenue
Crude Oil Pipelines	$180	$144	$450	$413
Crude Oil Acquisition and Marketing	1,860	4,497	6,748	13,023
Terminal Facilities	375	298	1,012	868
Products Pipelines	82	46	222	127
Intersegment eliminations	(90)	(70)	(251)	(218)
Total sales and other operating revenue	$2,407	$4,915	$8,181	$14,213

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
	(in millions)		(in millions)
Adjusted EBITDA
Crude Oil Pipelines	$133	$95	$317	$292
Crude Oil Acquisition and Marketing	(1)	66	71	131
Terminal Facilities	96	61	288	244
Products Pipelines	61	24	160	67
Total Adjusted EBITDA	$289	$246	$836	$734

Sunoco Logistics Partners L.P.
Financial and Operating Statistics Notes
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Operating Highlights

Crude Oil Pipelines: (1)
Pipeline throughput (thousands of barrels per day ("bpd"))	2,395	2,204	2,232	2,126
Pipeline revenue per barrel (cents)	81.8	70.8	73.9	71.2

Crude Oil Acquisition and Marketing: (1)
Crude oil purchases (thousands of bpd)	811	894	878	863
Gross profit per barrel purchased (cents) (2)	5.1	89.3	36.2	64.6
Average crude oil price (per barrel)	$46.44	$97.21	$50.98	$99.60

Terminal Facilities:
Terminal throughput (thousands of bpd):
Refined products terminals	458	420	435	418
Nederland terminal	1,388	1,262	1,333	1,266
Refinery terminals	324	297	255	290

Products Pipelines: (1) (3)
Pipeline throughput (thousands of bpd)	666	506	647	487
Pipeline revenue per barrel (cents)	133.1	98.4	125.8	95.7

(1)	Excludes amounts attributable to equity interests which are not consolidated.

(2)	Represents total segment sales and other operating revenue, less cost of products sold and operating expenses, divided by total crude oil purchases.

(3)	Prior period throughput volumes have been recast to exclude certain pipeline movements which result in revenues that are not material.

Sunoco Logistics Partners L.P.
Non-GAAP Financial Measures
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
	(in millions)		(in millions)
Net Income	$57	$157	$371	$425
Interest expense, net	37	14	97	51
Depreciation and amortization expense	102	77	278	220
Provision for income taxes	7	8	18	21
Non-cash compensation expense	4	4	12	12
Unrealized (gains) losses on commodity risk management activities	(32)	(21)	(9)	(14)
Amortization of excess investment in joint venture interests	1	1	2	2
Proportionate share of unconsolidated affiliates’ interest, depreciation and provision for income taxes	10	6	23	17
Non-cash inventory adjustments	103	—	44	—
Adjusted EBITDA (1)	289	246	836	734
Interest expense, net	(37)	(14)	(97)	(51)
Provision for current income taxes	(8)	(9)	(22)	(25)
Amortization of fair value adjustments on long-term debt	(4)	(3)	(10)	(11)
Distributions versus Adjusted EBITDA of unconsolidated affiliates	(14)	(10)	(30)	(26)
Maintenance capital expenditures	(18)	(16)	(49)	(47)
Distributable cash flow attributable to noncontrolling interests	—	(3)	(2)	(10)
Contributions attributable to acquisition from affiliate	2	3	8	9
Distributable Cash Flow (1)	$210	$194	$634	$573

(1)
Our management believes that Adjusted EBITDA and distributable cash flow information enhances an investor’s understanding of a business’s ability to generate cash for payment of distributions and other purposes. Adjusted EBITDA and distributable cash flow do not represent and should not be considered an alternative to net income or cash flows from operating activities as determined under United States GAAP and may not be comparable to other similarly titled measures of other businesses.